UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Penske Automotive Group, Inc.
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2019 Proxy Statement

Annual Meeting of Stockholders
The Annual Meeting of Stockholders of
Penske Automotive Group, Inc. will be held May 9, 2019
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Dear Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 9, 2019, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302.

The agenda for this year's annual meeting includes the annual election of directors, ratification of the selection of our independent auditing firm, and an advisory vote regarding our named executive officer compensation. The Board of Directors recommends that you vote FOR the director nominees, FOR the ratification of our independent auditor, and FOR approval of our named executive officer compensation. Please refer to the detailed information on each of these proposals and our annual meeting of stockholders in the accompanying materials.

We have elected to deliver our proxy materials to our stockholders over the Internet. This delivery process provides stockholders with the information they need, while at the same time conserving natural resources, protecting our environment and lowering the cost of printing and delivery. On or about March 27, 2019, we will mail to our stockholders a notice of internet availability of proxy materials containing instructions on how to access our 2019 proxy statement and 2018 annual report to stockholders. This notice also provides instructions on how to vote online or by telephone and includes information on how to request a paper copy of the proxy materials by mail.

The annual meeting provides an excellent opportunity for stockholders to become better acquainted with our company and its directors and officers. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support.

Sincerely,
/s/ Roger S. Penske
Roger S. Penske Chair of the Board and Chief Executive Officer
Bloomfield Hills, Michigan March 19, 2019

Penske Automotive Group, Inc.

Notice of 2019 Annual Meeting of Stockholders

Date:	May 9, 2019
Time:	8:00 a.m. Eastern Daylight Time
Place:	2555 Telegraph Road Bloomfield Hills, Michigan 48302
Record date:	March 12, 2019. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.
Items of business:

•

To elect thirteen directors to serve until the next annual meeting

•

To ratify the selection of Deloitte & Touche LLP as our independent auditor for 2019

•

To approve, on a non-binding advisory basis, the compensation paid to our named executive officers

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about March 27, 2019, we will send our stockholders a notice of internet availability of proxy materials containing instructions on how to access our proxy materials, including our proxy statement and our 2018 annual report to stockholders. The notice of internet availability of proxy materials also instructs you on how to vote via the internet. Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and vote via the internet or will be mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the notice of internet availability of proxy materials.

Our proxy statement, proxy card and 2018 annual report to stockholders are available at www.envisionreports.com/pag.

By order of the Board of Directors:

/s/ Shane M. Spradlin
 Shane M. Spradlin
Executive Vice President, General Counsel and Secretary

Bloomfield Hills, Michigan
March 19, 2019

Proxy summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

Date:	May 9, 2019
Time:	8:00 a.m. Eastern Daylight Time
Place:	2555 Telegraph Road Bloomfield Hills, Michigan 48302
Record date:	March 12, 2019
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission to meeting:	Proof of share ownership will be required to enter the Penske Automotive Annual Meeting — see "Information about Attending the Meeting" on page 31 for details.

Meeting agenda

•
Election of thirteen directors
•
Ratification of Deloitte & Touche LLP as our independent auditor for 2019
•
Advisory vote on named executive officer compensation

Voting matters and vote recommendation

Matter	Board vote recommendation	Page Reference
Election of directors	For each director nominee	Page 3
Ratification of Deloitte & Touche LLP as our independent auditor for 2019	For	Page 10
Advisory vote on named executive officer compensation	For	Page 12

i

Our director nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of votes cast.

Name	Age	Director	Occupation	Independent	Committee Memberships

		since			AC	CC	NCG	EC
John D. Barr	71	2002	Retired Chairman Papa Murphy's Holdings, Inc.	•	F
Lisa Davis	55	2017	Chair and CEO Siemens Corporation, USA	•		M	M
Wolfgang Dürheimer	60	2018	Retired Chairman and CEO Bentley Motors Ltd.	•		M
Michael R. Eisenson	63	1993	Founding Partner and Co-Chairman Charlesbank Capital Partners					M
Robert H. Kurnick, Jr.	57	2006	President, Penske Automotive Group					M
Kimberly J. McWaters	54	2004	President and CEO, Universal Technical Institute, Inc.	•	F		C
Roger S. Penske	82	1999	Chair and Chief Executive Officer Penske Automotive Group					C
Roger S. Penske, Jr.	59	2017	President, CEO and Chairman SoCal Penske Dealer Group
Sandra E. Pierce	60	2012	Senior Executive Vice President Huntington Bank	•		M	M
Greg C. Smith	67	2017	Principal, Greg C. Smith LLC and Former Vice Chairman, Ford Motor Company	•	C, F
Ronald G. Steinhart	78	2001	Retired Chairman and CEO Commercial Banking Group, Bank One Corporation	•	F
H. Brian Thompson	79	2002	Executive Chairman GTT Communications, Inc.	•		C	M	M
Masashi Yamanaka	55	2018	Executive Vice President — Strategic Relationship Management Penske Automotive Group

AC	Audit Committee	C	Chair
CC	Compensation and Management Development Committee	F	Financial expert
NCG	Nominating and Corporate Governance Committee	M	Member
EC	Executive Committee

Auditors

As a matter of good corporate governance, we ask that our stockholders ratify the selection of Deloitte & Touche LLP as our independent auditor for 2019. Set forth below is summary information with respect to 2018 auditor fees paid to Deloitte & Touche LLP.

Audit Fees	$3,002,019
Audit Related Fees	111,000
Tax Fees
Tax Compliance	134,334
Other Tax Fees	206,972
All Other Fees	—

Total Fees	$3,454,325

Executive Compensation

We ask that our stockholders annually approve on an advisory basis our named executive officer compensation. The Board of Directors recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives' long-term interest with those of our stockholders and motivating the executives to remain with the Company for long and productive careers. In 2018, over 99% of the votes cast by our stockholders approved our 2017 executive compensation.

Compensation and Corporate Governance Highlights

✓	Independent Lead Director	✓	No officer severance agreements
✓	Clawback provision for certain restatements	✓	Average Board attendance of 97% during 2018
✓	Director independence guidelines more stringent than NYSE guidelines	✓	Robust stock ownership guidelines for our Officers and Directors
✓	No stockholder rights plan (poison pill)	✓	Annual election of our Board of Directors
✓	Say on pay advisory vote conducted annually	✓	Company policy prohibits Directors and employees from hedging our Common Stock

2018 Compensation Summary

Set forth below is the 2018 compensation for each named executive officer as determined under SEC rules.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Roger S. Penske	1,400,000	—	5,000,000	(2)	424,351	(3)	$6,824,351
Chief Executive Officer

Robert H. Kurnick, Jr.	800,000	—	1,000,000	(2)	162,890	(4)	$1,962,890
President

J.D. Carlson	547,917	350,000	825,000	(2)	66,223	(5)	$1,789,140
Executive Vice President & Chief Financial Officer

Bud Denker	547,917	350,000	825,000	(2)	24,166	(6)	$1,747,083
Executive Vice President — Human Resources

Shane M. Spradlin	547,917	350,000	825,000	(2)	76,500	(7)	$1,799,417
Executive Vice President, General Counsel & Sec.

Please see the footnote references beginning on page 20 for further information regarding our named executive officer compensation.

Proxy statement table of contents

Questions about the Meeting

Q.    What am I voting on?

A.	Proposal 1:	Election of thirteen directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified
	Proposal 2:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2019
	Proposal 3:	Advisory vote regarding executive compensation

Q.    Who can vote?

A.    Our stockholders as of the close of business on the record date, March 12, 2019, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 12, 2019, there were 84,138,506 shares of our common stock outstanding.

Q.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.    As permitted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 27, 2019, we will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders, which provides website and other information for the purpose of accessing our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and environmental impact of the printing and mailing of materials for the annual meeting.

Q.    How can I get electronic access to the proxy materials?

A.    The Notice provides you with instructions regarding how to view our proxy materials for the annual meeting on the Internet and instruct us to send proxy materials to you by email. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of materials for our annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

Q.    What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A.    Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are the stockholder of record with respect to those shares and we sent the Notice directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

Q.    How do I vote my shares?

A.    If you are a stockholder of record or a participant in the Company's stock fund within our Company 401(k) plan, you may vote in any of the following ways:

  By Internet. You may vote online by accessing www.envisionreports.com/pag and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

  By Telephone. In the U.S., you may vote by calling toll free 1-800-652-VOTE (1-800-652-8683) and following the instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

  By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 8, 2019.

  In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

A.    If you are a beneficial owner of shares held in street name, you may vote in any of the following ways:

  By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a voting instruction form.

  By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your voting instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a voting instruction form.

  By Mail. If you requested printed copies of the proxy materials, you will receive a voting instruction form, and you may vote by signing, dating and mailing it in the envelope provided. Votes submitted by mail must be received at our headquarters on or before May 8, 2019.

  In Person. You must obtain a legal proxy from the organization that holds your shares of record in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

For both stockholders of record and beneficial owners of shares held in street name (other than stockholders within our 401(k) plan), online and telephone voting is available through 11:59 p.m. ET on May 8, 2019. For shares held by the stock fund within the Company's 401(k) plan, online and telephone voting is available through 11:59 p.m. ET on May 3, 2019.

Q.    Can I change my mind after I vote?

A.    You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date (or voting through the Internet or telephone again), (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q.    What if I return my proxy card but do not provide voting instructions?

A.    Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the thirteen nominees for director, (2) FOR the ratification of our independent auditor and (3) FOR approval of our named executive officer compensation.

Q.    Will my shares be voted if I do not provide my proxy instruction form?

A.    If you are a stockholder of record and do not provide a proxy, you must attend the meeting in order to vote your shares. If you are a beneficial holder of shares held in street name, your shares may be voted even if you do not provide voting instructions on your instruction form as discussed below.

Q.    May stockholders ask questions at the meeting?

A.    Yes. Our representatives will answer stockholders' questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q.    How many votes must be present to hold the meeting?

A.    Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card or vote via the Internet or telephone. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 12, 2019 must be present in person or by proxy at the meeting (42,069,254 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.    What is the effect of withheld votes, abstentions and broker non-votes and how are they treated?

A.    If you "withhold" with respect to one or more director nominees, your vote will have no effect on the election of such nominee(s), as the thirteen nominees receiving the highest number of "For" votes will be elected as directors.

If you elect to "abstain" with respect to any proposal, the shares are considered present and entitled to vote with respect to such proposal and included for purposes of calculating the presence of a quorum at the Annual Meeting. You may abstain from voting on any proposal to be voted on at the Annual Meeting, other than the election of directors. Under Proposals 2 and 3, abstentions will count as votes "against" the proposal.

A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee in street name, and the bank broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters resulting in a broker non-vote. Under these rules, only the proposal to ratify our independent auditing firm is a "routine matter" being voted on by our stockholders this year. Broker non-votes will only be counted for Proposal 2.

Q.    How many votes are needed to approve the proposals?

A.    Regarding the election of directors (Proposal 1), our directors are elected by a plurality of the votes cast and the thirteen nominees receiving the highest number of "For" votes will be elected as directors. Regarding Proposals 2 and 3, the measures will pass if each receives the affirmative vote of a majority of shares present and entitled to vote at the meeting.

Proposal 1 — Election of Directors

The first proposal to be voted on at the annual meeting will be the election of thirteen director nominees. Our Nominating and Corporate Governance Committee and Board of Directors recommend approval of each of the nominees outlined below. If elected, each will serve until the next annual meeting of stockholders and until their successor has been elected and qualified or until their earlier death, resignation or removal. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See "Related Party Transactions" for a description of this stockholders agreement.

Penske Corporation previously recommended Roger S. Penske, Jr. (Roger S. Penske's son) to our Nominating and Corporate Governance Committee as a candidate for election to our Board of Directors at the annual meeting. Penske Corporation has informed us that it intends to recommend one of Mr. Penske's other sons, Greg Penske to the Nominating and Corporate Governance Committee for nomination as a candidate for election to our Board at the 2020, 2021 and 2022 annual meetings. It is expected that Roger S. Penske, Jr. will serve as an advisory committee member of Penske Truck Leasing (PTL) beginning in 2020.

Director Nominees.     Our Nominating and Corporate Governance Committee has established minimum qualifications for director nominees, including having personal integrity, loyalty to our company and concern for its success and welfare, willingness to apply sound and independent business judgment and having sufficient time available for company matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting our company, willingness to contribute special competence to board activities, accomplishments within the director's respective field, and experience reading and understanding financial statements.

The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board's career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee's overall service to our company during the previous term, each nominee's personal integrity and adherence to the standards noted above, as well as the individual experience of each director noted within their biographies below.

Our Board of Directors Recommends a Vote "FOR" Each of the Following Nominees:

 John D. Barr  —  Retired Chairman, Papa Murphy's Holdings, Inc.

Mr. Barr, 71, has served as a director since December 2002. Mr. Barr was the past Chairman of Papa Murphy's Holdings, Inc., a franchisor and operator of Take-N-Bake pizza from September 2009 to September 2016 and was its Chief Executive Officer from April 2004 to January 1, 2012. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr currently serves on the U.S. Advisory Council of Glasswall Holdings, Inc., a security software technology firm. Mr. Barr previously served on the Board of Directors of United Road Services, a provider of transportation services and logistics in North America. Individual experience: Extensive oil industry experience from serving ultimately as COO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as former CEO of Papa Murphy's Holdings.

Lisa Davis  —  Chair and CEO, Siemens Corporation, USA

Ms. Davis, 55, has served as a director since May 2017. Since January 1, 2017, Ms. Davis serves as the Chair and CEO of Siemens Corporation, USA, a division of Siemens, AG and, since August 2014, has also served as a member of the Managing Board of Siemens AG, responsible for the company's Oil & Gas and Power Generation businesses, as well as for the Region North America and South America. From 2012 to August 2014, Ms. Davis served as Executive Vice President, Strategy, Portfolio & Alternative Energy of Royal Dutch Shell, UK. Prior to that, Ms. Davis served in various capacities with Royal Dutch Shell, Texaco and Exxon Corporation. Individual experience: Extensive global energy industry experience from serving in various capacities with global companies; senior executive leadership experience with international industry-leading company.

Wolfgang Dürheimer  —  Retired Chairman and CEO Bentley Motors Ltd.

Mr. Dürheimer, 60, has served as a director since May 2018 and served as the Chairman and Chief Executive Officer of Bentley Motors Ltd., a subsidiary of Volkswagen AG, from April 2014 to January 2018, as well as the President of its sister companies, Bugatti Automobiles S.A.S. and Bugatti International S.A. Previously, Mr. Dürheimer held various positions with Volkswagen AG and its subsidiaries, most recently as the Chief Representative of Volkswagen Group Motorsport responsible for the Group Motorsport Strategy from February 2011 to January 2018 and he was a member of the Board of Management of Audi AG from September 2012 to March 2014. From 1999 until 2011, Mr. Dürheimer worked for Porsche AG, where he was a member of the Board of Management responsible for Research and Development. Prior to joining Porsche in 1999, Mr. Dürheimer worked 14 years with BMW, where he held various managerial roles. Individual experience: Extensive automotive industry experience with some of the company's largest represented brands including Audi, Bentley, BMW, and Porsche, culminating in leadership experience as Chief Executive Officer of Bentley Motors; relationships with our key automotive industry partners, breadth of knowledge concerning issues facing our company.

Michael R. Eisenson  —  Founding Partner and Co-Chairman of Charlesbank Capital Partners LLC

Mr. Eisenson, 63, has served as a director since December 1993. He has served as the Co-Chairman of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc. since July 1, 2017. Previously, he was a Managing Director and CEO of Charlesbank Capital Partners LLC, which he founded in 1998. Mr. Eisenson is also a director of Penske Corporation as of August 2017 and is a director of a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Blueknight Energy Partners, L.P., and Montpelier RE Holdings Ltd. Individual experience: Familiarity with all of the Company's key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success formerly serving as our audit committee chairman.

Robert H. Kurnick, Jr.  —  President of Penske Automotive Group

Mr. Kurnick, Jr., 57, has served as our President since April 2008 and has been a director since May 2006. Since September 2017, Mr. Kurnick has served as Vice Chair of Penske Corporation, and from 2003 until then served as President of Penske Corporation. He has also been a director of Penske Corporation since 2003. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Individual experience: Familiarity with all of the Company's key operations; breadth of knowledge concerning issues affecting our Company; extensive automotive industry experience; experience as Vice Chair and former President of Penske Corporation.

Kimberly J. McWaters  —  President and CEO of Universal Technical Institute, Inc.

Ms. McWaters, 54, has served as a director since December 2004. She is currently a Director, President and CEO of Universal Technical Institute, Inc. (UTI), the nation's leading provider of transportation industry technician training. She was named President of UTI in 2000, CEO in 2003 and she served as its Chairman from 2013 to 2017. Ms. McWaters joined UTI in 1984 and has held several leadership positions in the company, including Vice President of Marketing and Vice President of Sales & Marketing. Ms. McWaters is also a director of Mobile Mini, Inc. Individual experience: Automotive industry experience with UTI; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

Roger S. Penske  —  Chair of the Board and CEO of Penske Automotive Group

Mr. Penske, 82, has served as a director since May 1999. Since May 1999, Mr. Penske has served as our Chair and CEO. Mr. Penske has also been Chair of the Board and CEO of Penske Corporation since 1969 and Chair of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Board of Directors of Universal Technical Institute. Mr. Penske also is a Director of the Downtown Detroit Partnership and a director of Business Leaders for Michigan. Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company's key operations; experience as an executive and a director of some of the world's leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Roger S. Penske, Jr.  —  President, Chief Executive Officer and Chairman of SoCal Penske Dealer Group

Mr. Penske, Jr., 59, has served as a director since May 2017. Since 2008, Mr. Penske has been the President, Chief Executive Officer and Chairman of SoCal Penske Dealer Group, a group of new car dealerships in Southern California. He previously served as our President from January 2007 through March 2008. From July 2003 to January 2007, Mr. Penske, Jr., served as our Executive Vice President — East Operations and from January 2001 to July 2003 he served as our President — Mid-Atlantic Region. Mr. Penske, Jr., serves as a member of the Board of Directors of Penske Corporation, has served on the advisory committee of Penske Truck Leasing and is the son of our Chair and Chief Executive Officer. Individual experience: Extensive automotive retail industry experience; relationships with key automotive partners; familiarity with all of the Company's key operations through prior employ; prior advisory committee membership of Penske Truck Leasing and Penske Corporation directorship.

Sandra E. Pierce  —  Senior Executive Vice President — Private Client Group & Regional Banking Director, and Chairman, Huntington Michigan

Ms. Pierce, 60, has served as a director since December 2012. Since August 2016, Ms. Pierce has served as Senior Executive Vice President — Private Client Group & Regional Banking Director, and Chairman, Huntington Michigan. Ms. Pierce leads the Private Client Group, Huntington Insurance, and Auto Finance/RV Marine as well as state activities in Michigan. From February 1, 2013, until their August 2016 merger with Huntington, Ms. Pierce served as Vice Chairman of FirstMerit Corporation, and Chairman and CEO of FirstMerit Michigan. From 2005 until June 2012, Ms. Pierce served as the Chief Executive Officer and President at Charter One Bank Michigan, a division of RBS Citizens, N.A. ("RBS") where she had responsibilities for commercial banking and all state bank activities in Michigan as well as oversight of all state activities in Illinois and Ohio. From 1978 through 2004, Ms. Pierce served as Regional Executive of Midwest Retail Operations for JPMorgan

Chase, with responsibilities for Michigan and Indiana, and she held a number of management positions in the retail, commercial lending, and private banking businesses at JPMorgan Chase and its predecessor companies, Bank One, First Chicago NBD Corp. and NBD Bancorp. Ms. Pierce is a director at American Axel and Manufacturing Holdings, Inc., and ITC Holdings Corporation and has performed leadership duties with numerous civic organizations, including Chairman and Trustee of Henry Ford Health System, Inc. since January 2012. Individual Experience: Extensive retail and commercial banking experience; accomplished within her field culminating in CEO experience; extensive experience on private company boards and demonstrated commitment to civic works.

Greg C. Smith  —  Principal, Greg C. Smith LLC and former Vice Chairman, Ford Motor Company

Mr. Smith, 67, has served as a director since August 2017. Mr. Smith, retired Vice Chairman of Ford Motor Company, currently serves as Principal of Greg C. Smith, LLC, a private management consulting firm, a position he has held since 2007. Previously, Mr. Smith was employed by Ford Motor Company for over 30 years until 2006. Mr. Smith held various executive-level management positions at Ford Motor Company, most recently serving as Vice Chairman from 2005 until 2006, Executive Vice President and President — Americas from 2004 until 2005, Group Vice President — Ford Motor Company and Chairman and Chief Executive Officer — Ford Motor Credit Company from 2002 to 2004, Vice President, Ford Motor Company, and President and Chief Operating Officer, Ford Motor Credit Company from 2001 to 2002. As Vice Chairman, Mr. Smith was responsible for Ford's Corporate Strategy and Staff, including Human Resources and Labor Affairs, Information Technology, and Automotive Strategy. During his career at Ford, Mr. Smith ran several major business units and had extensive experience in Financial Services, Strategy, Marketing and Sales, Engineering and Product Development. Mr. Smith also was responsible for Hertz when Ford owned it, and in 2005, Automotive Components Holdings, the portion of Visteon that Ford repurchased. Currently, Mr. Smith serves as a director of Lear Corporation and formerly served as a director of Penske Corporation, the Federal National Mortgage Association (Fannie Mae) and Solutia, Inc. Mr. Smith serves on the Risk Oversight Advisory Council of the National Association of Corporate Directors. Mr. Smith has a bachelor's degree in Mechanical Engineering from Rose-Hulman Institute of Technology and an MBA from Eastern Michigan University. Individual experience: Extensive experience as an executive and a director; experience in a leadership role in automotive and finance; perspective gained from leadership role in automotive and financial industries; extensive public company audit committee experience.

Ronald G. Steinhart  —  Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation

Mr. Steinhart, 78, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. In the previous five years, Mr. Steinhart formerly served as a director of Texas Industries, Inc., Southcross Energy Partners, L.P. and Susser Holdings Corporation. Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; extensive public company audit committee experience.

H. Brian Thompson  —  Executive Chairman of GTT Communications, Inc.

Mr. Thompson, 79, has served as a director since March 2002. Mr. Thompson is Executive Chairman of GTT Communications, Inc., a leading global cloud network provider to multinational clients. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International and also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March

1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Pendrell Corporation and was formerly a director of Axcelis Technologies, Inc. and Sonus Networks, Inc. Mr. Thompson received his MBA from Harvard's Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts. Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in communications industry; demonstrated success serving as our lead independent director.

Masashi Yamanaka  —  Executive Vice President, Strategic Relationship Management, Penske Automotive Group

Mr. Yamanaka, 55, has served as a director and our Executive Vice President, Strategic Relationship Management since March 1, 2019. He was previously Senior Vice President of Mitsui & Co. (U.S.A.), Inc. since December 2018. He has held numerous positions with Mitsui since April 1987. Mr. Yamanaka served as the General Manager of Mitsui's Second Motor Vehicles Division from April 2015 to November 2018. From July 2014 to April 2015, he served as Deputy General Manager, Second Motor Vehicles Division. From January 2013 to July 2014, he served as Deputy General Manager, Planning and Administrative Department, Planning & Administrative Division of the Machinery & Infrastructure Business Unit. Individual Experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui, which is the Company's second largest stockholder.

The Board believes that the qualities and skills listed above for each of the nominees, qualifies each such nominee for service as a director of our company.

Our Corporate Governance

CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee

John D. Barr	M	F
Lisa Davis	M		M	M
Wolfgang Dürheimer	M		M
Michael R. Eisenson	M				M
Robert H. Kurnick, Jr.	M				M
Kimberly J. McWaters	M	F		C
Roger S. Penske	C				C
Roger S. Penske, Jr.	M
Sandra E. Pierce	M		M	M
Greg C. Smith	M	C,F
Ronald G. Steinhart	M	F
H. Brian Thompson	M		C	M	M
Masashi Yamanaka	M
No. of Meetings in 2018	6	8	5	2	0
C
Chair
F
Financial expert
M
Member

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. Charters for the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees are available on our website, www.penskeautomotive.com, under the heading "Governance" within the "Investor Relations" section. The principal responsibilities of each committee are described below. Collectively, our directors attended 97% of our board and committee meetings in 2018, and each director attended at least 87% of their meetings. All of our directors are encouraged to attend the annual meeting of stockholders and all directors serving at that time attended the annual meeting in 2018.

Committee Member Qualifications.    Each of the members of our Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees are independent under New York Stock Exchange guidelines and our guidelines for director independence. The Board of Directors has determined that all members of the Audit Committee are "independent" and "financially literate" under New York Stock Exchange rules and applicable law, and each of the four are "audit committee financial experts," as that term is defined in Securities and Exchange Commission rules.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to the:

•
financial statements, financial reporting and financial controls
•
internal audit function
•
engagement and evaluation of the independent auditing firm
•
significant business risks or exposures and the steps taken to assess, monitor and mitigate these risks or exposures

The Compensation and Management Development Committee assists the Board of Directors in discharging its responsibility relating to:

•
executive officers' compensation
•
compensation and benefits of other employees
•
administration of our equity incentive plans
•
recommendations to the Board of Directors with respect to director compensation
•
management progression and succession plans

The Nominating and Corporate Governance Committee:

•
identifies prospective candidates for our Board of Directors
•
recommends director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill
•
recommends to the Board of Directors corporate governance principles
•
annually reviews our corporate governance policies
•
oversees the Board self-evaluation
•
oversees our compliance with legal and regulatory requirements

Executive Committee.    Our Executive Committee's primary function is to act upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws or other governance documents.

Board Structure and Lead Director.     Roger S. Penske is the Chair of our Board of Directors and our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske's significant ownership position through Penske Corporation, his extensive automotive industry experience, his relationships with our key automotive partners and his experience as an executive and a director of some of the world's leading companies. In light of the combination of these positions, one of our governance principles is to have an independent "Lead Director." Our Lead Director is responsible for:

•
coordinating and leading the activities of the outside directors
•
establishing the agenda for executive sessions of the outside directors
•
presiding at the executive sessions of the outside directors which generally occur as part of each Board meeting
•
facilitating communication between the outside directors as a group and our management team

Our Lead Director is H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary's office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.

Director Independence.     A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Mss. Davis, McWaters and Pierce and Messrs. Barr, Dürheimer, Smith, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange and our guidelines for independent directors which can be found in our corporate governance guidelines on our website www.penskeautomotive.com and as set forth below. As required by New York Stock Exchange rules, our Board of Directors determined that no material relationship exists which would interfere with the exercise of independent judgment in carrying out the responsibilities of the independent directors.

For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making the determination of independence, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board considers the transactions, relationships and arrangements between the Company, and its affiliates such as Penske Corporation, Penske Racing and Penske Truck Leasing and affiliates of the director, including those described under "Related Party Transactions" and elsewhere in the proxy statement, in its independence determination. The Board also considers ownership of our or our affiliates' securities by the directors and their affiliates, ownership by our management team of any securities of affiliates of directors, sponsorships of Penske Racing by any of our or our directors' affiliates, and any direct or indirect investments in affiliates of Transportation Resource Partners, an affiliate of Penske Corporation.

Under our guidelines, which are more stringent than the New York Stock Exchange guidelines, a director will not be independent if:

  1.
  The director is employed by us, or an immediate family member is one of our executive officers.*

  2.
  The director receives more than $60,000 of direct compensation from us, other than director fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).*

  3.
  The director is affiliated with or employed by our independent auditing firm, or an immediate family member is affiliated with or employed in a professional capacity by our independent auditing firm.

  4.
  An executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.

  5.
  The director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of two percent of the annual revenues of that company or $1 million.

  6.
  The director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization's total annual charitable receipts during its last completed fiscal year.

  *
  Subject to the rules of the New York Stock Exchange, employment as an Interim Chair, Interim CEO or other executive officer on an interim basis, and related compensation, shall not disqualify a director from being considered independent immediately following that employment.

Risk Management.     We have designed and implemented processes to manage risk in our operations. The role of the Board of Directors in risk management is primarily one of oversight. Management is responsible for the implementation and execution of our risk management initiatives. Our Board of Directors executes its oversight role directly and also through its various committees as set forth below.

Audit Committee

•
reviews management's assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks
•
monitors certain key risks at its regularly scheduled meetings, such as liquidity risk, cybersecurity risk, risk relating to compliance with credit covenants, and related party transaction risk

Nominating and Corporate Governance Committee

•
oversees compliance with legal and regulatory requirements

•
reviews risks relating to our governance structure

Compensation and Management Development Committee

•
reviews risks inherent in our compensation policies
•
reviews the Company's succession planning

Full Board of Directors

•
reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers
•
receives reports on all significant committee activities at each regular meeting
•
reviews the risks inherent in any significant Company transactions

As part of its review of operational risk, the Board of Directors reviews cybersecurity risks facing our company, including the potential for breach of our key information technology systems and the potential for a breach of our systems and processes relating to the protection of customer and employee confidential information. The Board meets periodically with our Chief Information Officer and our Audit Committee reviews key risks, including these risks, at its regular meetings and reviews any significant cybersecurity incidents.

Director Advisor Program.     The Board has adopted a policy in its Corporate Governance Guidelines for the designation of certain former directors as "Director Advisors" which allows us to retain the benefits of continuing guidance from our long-tenured directors. This program is designed to encourage director renewal while retaining access to former long-tenured directors' valuable experience and institutional knowledge. Director Advisors are expected typically to be invited to attend two Board meetings per year and be available for continuing consultation. A Director Advisor is not entitled to attend any Board meeting, may not vote on any business coming before the Board nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. A Director Advisor is not a member of the Board or a "director" as that term is used in our bylaws, this proxy statement or otherwise.

Director Advisors are entitled to cash compensation of $40,000 per year payable in cash or company stock at the director's election, and a charitable match opportunity and use of a company vehicle under the same terms as our director compensation program, as well as reimbursement of company expenses and travel to our meetings. In December 2018, the Board designated William Lovejoy, a member of our Board from 2004 to 2018, and Lucio Noto, a member of our Board from 2001 to 2018, as Director Advisors for 2019.

No Hedging or Short Selling.     Our securities trading policy applies to all of our directors, officers and employees and restricts trading in our securities while in possession of material nonpublic information. The policy prohibits our directors, officers, employees and their designees from engaging in hedging, short sales and other trading techniques that offset any decrease in market value of our equity securities without the approval of our General Counsel. No such approvals were requested in 2018.

Stock Ownership Guidelines/Pledging.     Our stock ownership guidelines, discussed in the CD&A below, require threshold levels of our stock to be held by executive officers, other senior officers and directors. These guidelines exclude any shares that are pledged by our directors and officers.

Controlled Company.     Under the New York Stock Exchange rules, if a company is "controlled" it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a "controlled company" because more than 50% of the voting power for the election of directors is held by Penske Corporation through its voting agreement with Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under "Related Party Transactions." Even though we are a "controlled company," we are fully compliant with the New York Stock Exchange rules for non-controlled companies.

Director Candidates.     When considering new candidates for our Board of Directors, the

Nominating and Corporate Governance Committee uses the network of contacts of the Board of Directors to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate to discuss and consider his or her qualifications. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to procedures outlined below. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302. The committee's evaluation of stockholder-proposed candidates will be the same as for any other candidates.

Director candidate submissions are to include:

•
sufficient biographical information concerning the recommended individual, including age, employment history with employer names and description of the employer's business
•
whether such individual can read and understand basic financial statements
•
a list of board memberships and other affiliations of the nominee
•
a description of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, in light of our business and structure
•
a written consent of the individual to stand for election and serve if elected by the stockholders
•
a statement of any relationships between the person recommended and the person submitting the recommendation
•
a statement of any relationships between the candidate and any automotive or truck retailer, manufacturer or supplier, as well as any other transportation business
•
proof of ownership by the person submitting the recommendation of at least 500 shares of our common stock for at least one year

Recommendations received by November 26, 2019, will be considered for nomination at the 2020 annual meeting of stockholders.

Location of Corporate Governance Documents.     Our corporate governance guidelines and the other documents referenced in this section are posted on our website, www.penskeautomotive.com, under the heading "Governance" within the "Investor Relations" section. We have also adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code, and changes to the code, on our website.

Section 16(a) Beneficial Ownership Reporting Compliance.     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our stock to file reports of ownership with the SEC. Our employees prepare these reports using information obtained from them and our records. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act in 2018.

Stockholder Nominations and Proposals for 2020.     We must receive any proposals submitted pursuant to Rule 14(a)-8 of the SEC proxy rules intended to be presented to stockholders at our 2020 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302 for inclusion in the proxy statement by November 20, 2019. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2020 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 9, 2020.

Proposal 2 — Ratification of the Selection of our Independent Auditor

Our Audit Committee has selected Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively referred to as "Deloitte") as our principal independent auditing firm for 2019. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte as our independent auditor is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2019 audit.

Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under "Our Corporate Governance." The Audit Committee has the sole authority to retain and terminate our independent auditing firm, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

The Audit Committee took a number of steps in making this recommendation for our 2018 annual report. The Audit Committee discussed with our independent auditing firm those matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB"), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firm's independence and received the letters and written disclosures from the independent auditing firm required by the PCAOB. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firm in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.

Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2018 annual report on Form 10-K as filed with the SEC on February 22, 2019.

The Audit Committee of the Board of Directors
Greg C. Smith (Chair)
John D. Barr
Kimberly J. McWaters
Ronald G. Steinhart

INDEPENDENT AUDITING FIRM FEES

Deloitte & Touche LLP is our principal independent registered public accounting firm. We paid Deloitte & Touche LLP the fees described below in 2018 and 2017, all of which services were approved by our Audit Committee:

Audit Services:

•
audits of our consolidated financial statements
•
audits of management's assessment of internal control over financial reporting
•
reviews of quarterly financial statements
•
other services normally provided in connection with statutory or regulatory engagements

Audit Related Services:

•
services in connection with registration statements filed with the Securities and Exchange Commission
•
acquisition due diligence
•
audits of benefit plans
•
consents and comfort letters
•
accounting research and consultation

Tax Fees:

•
services rendered by the independent auditing firms in connection with tax compliance, planning and advice, including in connection with acquisitions.

All Other Fees:

•
primarily related to software charges.

	2018	2017

Audit Fees	$3,002,019	$2,967,591
Audit Related Fees	111,000	199,000
Tax Fees
Tax Compliance	134,334	206,891
Other Tax Fees	206,972	219,807
All Other Fees	—	—

Total Fees	$3,454,325	$3,593,289

The Audit Committee has considered the nature of the above-listed services provided by Deloitte and determined that they are compatible with their provision of independent audit services under relevant guidance. The Audit Committee has discussed these services with Deloitte and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the laws and regulations administered by the Securities and Exchange Commission.

Pre-approval Policy.    The Audit Committee has adopted a policy requiring pre-approval of all audit and non-audit services provided by Deloitte. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by Deloitte and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount. Pre-approval of audit and non-audit services and fees may be given at any time up to a year before commencement of the specified service. The Chair of the Audit Committee may independently approve fees and services as long as they are reviewed and ratified by the Audit Committee at its next regularly scheduled meeting. All of the services and related fees set forth above were approved by the Audit Committee in accordance with this policy.

Proposal 3 — Advisory Vote on Executive Compensation

We annually seek a non-binding advisory vote on our executive compensation. Because your vote is advisory, it will not be binding upon the Compensation and Management Development Committee, however, the committee will take the outcome of the vote into account when making future executive compensation decisions. Last year, our stockholders approved the compensation of our named executive officers as described under "Compensation Discussion and Analysis" and "Executive Compensation" with over 99% of the votes cast by our stockholders voting in favor. As we evaluated our compensation programs and practices, we were mindful of this strong shareholder support in deciding to maintain the overall framework of our compensation program and the majority of our compensation practices unchanged from last year.

Our compensation program is designed to motivate our executive officers to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation is aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives. In this regard, we note that:

•
Mr. Penske beneficially owns approximately 35 million shares of our common stock, which significantly aligns his interests with the stockholders' interests
•
In the last several years, neither our Chief Executive Officer nor President has received an annual cash bonus as both only have received restricted stock grants in lieu of a cash bonus
•
The named executive officers receive restricted stock grants with vesting provisions weighted towards the third and fourth years and are subject to stock ownership requirements discussed below, which encourages long-term stock ownership
•
We do not have any employment agreements with our named executive officers and have no agreements that provide for severance payments upon termination of employment
•
Our executive officers earn no additional retirement income under any supplemental executive retirement plan
•
Executive officers are subject to a compensation recovery or "clawback" policy, which provides that we may recoup some or all of the executive officer's incentive compensation as a result of certain detrimental conduct to encourage compliance with policies and appropriate behavior, and we prohibit our directors, officers and employees from engaging in hedging with respect to our equity securities (as discussed above under "Our Corporate Governance")
•
We structure our compensation practices to be consistent with and support sound risk management. Our compensation committee reviews risk associated with our compensation policies and has determined such risk is not excessive

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

Named Executive Officers

For 2018, our named executive officers, whose compensation we describe below, are Messrs. Penske, Kurnick, Carlson, Denker, and Spradlin. Each of these executive officers were elected by the Board of Directors and will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Biographies of Messrs. Kurnick and Penske are set forth above. Biographies of our other named executive officers are provided below:

J.D. Carlson, 49, has served as our Executive Vice President and Chief Financial Officer since June 2015 and prior to that served as our Senior Vice President and Corporate Controller since May 2011. He previously served as our Vice President and Controller since joining our company in April 2006. Prior to joining us, Mr. Carlson was Corporate Controller for Tecumseh Products. He was previously a Senior Manager for PricewaterhouseCoopers, an accounting and financial advisory services firm, which he joined in 1995.

Bud Denker, 60, has served as our Executive Vice President — Human Resources since July 1, 2015. Since September 2017, he also has served as President of Penske Corporation, and he serves as Executive Vice President, Marketing and Communications of Penske Corporation as well as Executive Vice President of Penske Racing. Mr. Denker served as our Executive Vice President — Marketing from July 2005 to June 2015. Prior to joining us, Mr. Denker served as Vice President, Brand and Market Development for Eastman Kodak Company from 2001-2005.

Shane M. Spradlin, 49, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

Compensation Committee Report

The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this Proxy Statement.

The Compensation & Management
Development Committee of the Board of Directors

H. Brian Thompson (Chair)
Lisa Davis
Wolfgang Dürheimer
Sandra A. Pierce

Compensation Discussion and Analysis

Compensation Philosophy.     Other than with respect to Messrs. Kurnick and Penske, the majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The compensation committee also recognizes that stock prices may reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward automotive retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for senior employees, including each of our named executive officers. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management's goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading "Incentive Equity Awards."

Outside Advisors and Consultants.     Our compensation committee has full access to any of our employees and has the authority to hire outside consultants and advisors at its discretion, though it did not do so in 2018. Notwithstanding management's participation in the executive compensation process, all named executive officer compensation determinations are made by the committee, using its independent judgment and analysis.

Role of Executive Officers.     The compensation committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attends part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.

Addressing Risk.     Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that any inherent risk is mitigated by the following factors:

•
Our compensation recovery policy noted below
•
Our committee's negative discretion to reduce any performance based award
•
Approximately 70% of the equity compensation we issue vests in the third and fourth years
•
Rigorous internal and external audits of our field and consolidated results
•
Our commitment to full compliance with our code of conduct
•
Thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline

The responsibilities of the compensation committee and committee member independence are described under "Our Corporate Governance" beginning on page 7.

Compensation Recovery ("Clawback") Policy.     We have a policy regarding the recovery of unfairly earned compensation.

Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and/or forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.

Equity Award Approval Policy.     We have an equity award approval policy which requires that all equity awards be approved by the committee and that the grant date of all awards except those discussed below shall be the date of the approval by the committee. As part of that policy, the compensation committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, other than to executive officers, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our Chief Executive Officer approved awards for 5,262 shares under that authority in 2018, which awards were ratified by the committee.

Stock Ownership Guidelines.     Our stock ownership guidelines are designed to align our management and Board members' interests with our stockholders. The guidelines require that officers and directors own the following levels of common stock, expressed as a multiple of base salary.

Executive Officer Level	Multiple of Base Salary

CEO	8x
President	4x
Executive Vice Presidents	2x

Non-employee board members are required to own common stock equal to five times our annual retainer (currently, $40,000 × 5= $200,000). Directors and officers have until the later of five years from adoption of the policy or appointment, to reach the minimum ownership level, though our policy allows extensions at the discretion of the Chair and Lead Director. These guidelines exclude any shares that are pledged by any of our directors and officers, and also include any shares of restricted stock held by the officer or director.

Determination of Compensation Amounts.     The compensation committee reviews and determines all aspects of compensation for our named executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.

The committee reviews salary adjustments with a view to maintaining external compensation competitiveness. We annually benchmark competitiveness of our total compensation against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group 1 Automotive, Lithia Motors and Sonic Automotive). While we benchmark our compensation, we do not target a specific quartile of pay for our named executive officers as compared to our peers.

In addition to the above mentioned factors, the level of compensation that we pay to Messrs. Denker and Kurnick reflect that each devotes a percentage of his time to affiliated companies for which they receive additional compensation from Penske Corporation. Specifically, Mr. Kurnick serves as Penske Corporation's Vice Chair and Mr. Denker serves as the President of Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive versus affiliated matters, recognizing that the amount varies from year to year, but it is generally expected that each will spend approximately 75% of his time on Penske Automotive matters. In determining the amount of compensation that we pay, our compensation committee considers the impact of the time each spends on Penske Automotive matters. We were reimbursed approximately four percent of Mr. Spradlin's base salary by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin's base salary is shown in the table below.

Our Compensation Program.    Our compensation program primarily consists of four elements:

•
Base salary
•
Annual discretionary cash bonus payments
•
Restricted stock awards
•
Employee health and welfare plan participation and other benefits, such as a vehicle allowance

Base Salary.     The salaries of our named executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed above. The committee approves salary levels for named executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee's responsibilities. The evaluation of the individual's performance is based upon the committee's subjective perception of that individual's performance, based in large part on input from our Chief Executive Officer with respect to each of the other named executive officers, and the factors noted above under "Determination of Compensation Amounts."

The committee also considers our Company-wide performance in the prior year and general economic factors when setting base salary levels for each of the named executive officers. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the award detailed below under "Long-Term Incentive Plans." Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry. In July 2018, Messrs. Carlson, Denker and Spradlin each received an increase in salary to $575,000 resulting from the Committee's review of the factors noted above.

Annual Bonus Payments.     Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, and instead receive only the restricted stock grants resulting from their achievement of performance goals, as described below under "Long-Term Incentive Plans." We pay annual cash bonuses to our other named executive officers to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:

•
Company-wide performance in the prior year
•
Evaluation of an individual's performance in the prior year
•
Evaluation of the annual performance of an individual's business unit in the prior year

The items of Company-wide performance that are considered for our named executive officers are the same as those detailed below under "Long-Term Incentive Plans." Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the business sectors in which we compete. The evaluation of the individual's performance and the performance of the individual's business unit is based on the committee's perception of that performance, based in part on input from our Chief Executive Officer and the factors noted above under "Determination of Compensation Amounts."

 Restricted Stock Awards.     Each member of senior management, including each of the named executive officers, is eligible to receive a restricted stock award because we believe these awards effectively align management's goals with those of our other stockholders. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per year, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe these awards provide a longer-term incentive for management because the majority of the award vests in the third and fourth year. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.

The restricted shares that we issued to Messrs. Carlson, Denker and Spradlin in 2018 were discretionary based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual's performance and Company-wide performance measures detailed below under "Long-Term Incentive Plans," keeping in mind the overall performance of the business sectors in which we compete. The amounts are also established to induce retention, as the awards are the sole aspect of long-term compensation for our named executive officers. Starting in 2019, the grants for Messrs. Carlson, Denker and Spradlin were based on pre-established performance goals during the prior fiscal year 2018 noted below.

In total in 2018, the committee approved the grant of approximately 353,593 equity incentive awards under our 2015 Equity Incentive Plan (representing approximately 0.4% of our current outstanding equity), including all of the awards to our named executive officers. Our 2015 Equity Incentive Plan provides up to four million shares for equity awards and terminates on May 5, 2020. After the grants made in 2018, we have 2,825,133 shares (giving effect to certain forfeitures and shares withheld) available for awards under the plan.

Other Compensation.     We may also provide our named executive officers, and certain other employees, with selected other benefits or perquisites in order to attract and retain them. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We also provide our U.S. employees with company matching under our 401(k) plan. The amounts received by the named executive offers in this regard are set forth in the "All Other Compensation" column of the "Summary Compensation" table below

Our named executive officers, as well as other eligible employees, may defer up to 50% of their base salary and up to 100% of their bonus compensation pursuant to the Penske Automotive Group, Inc. Deferred Compensation Plan, effective January 1, 2018 (the "DCP"). The DCP is an unfunded, non-qualified deferred compensation plan which provides the opportunity to accumulate additional savings for retirement on a tax deferred basis. The Company does not match funds deferred through this plan. Additional details regarding our DCP can be found below in the "Nonqualified Deferred Compensation" table.

Our named executive officers and directors are also provided with an automobile allowance or the use of a company vehicle. From time to time, we may provide other benefits to certain members of our senior management, such as payment for a country club membership or tax gross-ups for certain items. We have valued these benefits in the "All Other Compensation" column of the "Summary Compensation" table below based on our cost. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees.

No Employment Agreements or Pre-arranged Severance Compensation.     None of our current executive officers have

been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individuals' knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals. With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments, however, our outstanding restricted stock grants provide that in the event of a change of control, the award will vest.

Long Term Incentive Plans

Our compensation committee established 2018 performance targets for a performance based award for each of named executive officers in February 2018. The threshold payouts (50% of target), target payouts (100% of target) and maximum payouts (150% of target) are each set forth in the table below and were paid in shares of restricted stock in February 2019 as set forth below.

Each of the officers' achievement is noted below, which entitled them to the amount of restricted stock noted below granted in February 2019 calculated by dividing the total award achieved by our average closing stock price for each trading day in 2018 ($47.42271), vesting over a four year period. Messrs. Kurnick and Penske did not receive an annual cash bonus because they each received this restricted stock grant in lieu of a cash bonus.

2018 Long Term Incentive Award Amounts

Name and Principal Position	Threshold ($)	Target ($)	Maximum ($)	Achievement($)	Achievement (Shares)

Roger S. Penske	$2,500,000	$5,000,000	$7,500,000	$5,100,000	107,543
Chief Executive Officer
Robert H. Kurnick, Jr.	500,000	1,000,000	1,500,000	$1,020,000	21,509
President
J.D. Carlson	250,000	500,000	750,000	$510,000	10,754
Executive Vice President & Chief Financial Officer
Bud Denker	250,000	500,000	750,000	$510,000	10,754
Executive Vice President — Human Resources
Shane M. Spradlin	250,000	500,000	750,000	$510,000	10,754
Executive Vice President, General Counsel & Secretary

2018 Long Term Incentive Award Objectives

The specific 2018 performance objectives for Messrs. Kurnick and Penske were as follows:

Objective	Result	% of Award	Achievement

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $835 million (100% attainment), EBITDA below $775 million results in no attainment, EBITDA of $775 million results in 50% attainment, and EBITDA of $875 million yields 200% attainment.(1)	$815.9	20%	17%
• Compliance with the covenants in our U.S. and U.K. credit facilities	Compliant	10%	10%
• Comparative earnings per share of $5.00 to $5.10 (100% attainment), EPS of $4.75 to $4.99 (50% attainment) and EPS over $5.10 (200% attainment)	$5.34	10%	20%
• Operating margin of 2.94% to 3.13% (100% attainment), operating margin of 2.84% to 2.93% (50% attainment) and above 3.13% (150% attainment)(2)	2.89	10%	5%
• Common stock price performance exceeds performance of 5 of 8 selected peer group companies during 2018 (100% attainment). Outperformance of 4 of 8 yields 50% attainment, 6 of 8 yields 125% attainment, 7 of 8 yields 150% attainment and 8 of 8 yields 200% attainment(3)	6 of 8	10%	12.5%
• Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. franchises	Exceeds	10%	10%
• No material weaknesses in our internal controls	None	10%	10%
• Reduce selling, general and administrative expense as a percentage of gross profit by more than 100 basis points (100% attainment). Reduction below 10 basis points results in no attainment, reduction of 10 to 50 basis points results in 25% attainment, reduction of 51 to 75 basis points results in 50% attainment and reduction of 76 to 100 basis points results in 75% attainment	Reduced by 40 bps	10%	2.5%
• Same-store revenue growth of 1.51% to 2.5% (100% attainment). Growth of 1% to 1.5% results in 50% attainment, and growth above 2.51% yields 150% attainment.	4.7%	10%	15%
Total		100%	102%
(1)
Performance between these amounts yields pro rata attainment.

(2)
Operating margin is the ratio of operating income to total revenue.

(3)
The peer group companies for this purpose are Asbury Automotive, AutoNation, CarMax, Lithia Automotive, Group 1 Automotive, Sonic Automotive, Ryder and Pendragon PLC (U.K.), which peer group was updated in May 2018.

The specific 2018 performance objectives for Messrs. Carlson, Denker and Spradlin were the same as those set forth above, except for the omission of the customer satisfaction objective, which percentage amounts were instead allocated evenly to the covenant compliance and the internal controls objectives.

2019 Long Term Incentive Award Amounts

In February 2019, the committee established similar performance based awards for our named executive officers in the amounts specified below to be paid in shares of restricted stock to be granted in 2020 calculated by dividing the resulting total award achieved by the average PAG closing stock price for each trading day in 2019.

Name and Principal Position	Threshold ($)	Target ($)	Maximum ($)

Roger S. Penske	$2,500,000	$5,000,000	$7,500,000
Chief Executive Officer

Robert H. Kurnick, Jr.	500,000	1,000,000	1,500,000
President

J.D. Carlson	250,000	500,000	750,000
Executive Vice President & Chief Financial Officer

Bud Denker	250,000	500,000	750,000
Executive Vice President — Human Resources

Shane M. Spradlin	250,000	500,000	750,000
Executive Vice President, General Counsel & Secretary

The performance objectives for Messrs. Kurnick and Penske for 2019 are as follows:

Objective	% of Award

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $881.5 million (100% attainment), EBITDA below $818 million results in no attainment, EBITDA of $818 million results in 50% attainment, and EBITDA of $923 million yields 200% attainment.(1)	20%
• Compliance with the covenants in our U.S. and U.K. credit facilities	10%
• Comparative earnings per share of $5.46 to $5.66 (100% attainment), EPS of $5.34 to $5.45 (50% attainment) and EPS over $5.66 (200% attainment)	10%
• Operating margin of 2.99% to 3.18% (100% attainment), operating margin of 2.88% to 2.98% (50% attainment) and above 3.18% (150% attainment)(2)	10%
• Common stock price performance exceeds performance of 5 of 8 selected peer group companies during 2019 (100% attainment). Outperformance of 4 of 8 yields 50% attainment, 6 of 8 yields 125% attainment, 7 of 8 yields 150% attainment and 8 of 8 yields 200% attainment.(3)	10%
• Customer satisfaction scores exceed manufacturer objectives at 90% of our U.S. franchises	10%
• No material weaknesses in our internal controls	10%
• Reduce selling, general and administrative expense as a percentage of gross profit by more than 100 basis points (100% attainment). Reduction below 10 basis points results in no attainment, reduction of 10 to 50 basis points results in 25% attainment, reduction of 51 to 75 basis points results in 50% attainment and reduction of 76 to 100 basis points results in 75% attainment	10%
• Same-store revenue growth of 1.51% to 2.5% (100% attainment). Growth of 1% to 1.5% results in 50% attainment, and growth above 2.51% yields 150% attainment.	10%
Total	100%
(1)
Performance between these amounts yields pro rata attainment.

(2)
Operating margin is the ratio of operating income to total revenue.

(3)
The peer group companies for this purpose are Asbury Automotive, AutoNation, CarMax, Lithia Automotive, Group 1 Automotive, Sonic Automotive, Ryder and Pendragon PLC (U.K.).

The specific 2019 performance objectives for Messrs. Carlson, Denker and Spradlin were the same as those set forth above, except for the omission of the customer satisfaction objective, which percentage amounts were instead allocated evenly to the covenant compliance and the internal controls objectives.

Executive Compensation

The following table contains information concerning 2018 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated named executive officers, collectively referred to as the "named executive officers." For a discussion of our methodology in valuing the items set forth under "All Other Compensation," see "CD&A — Other Compensation."

2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)

Roger S. Penske	2018	$1,400,000	—	$5,000,000	(2)	$424,351	(3)	$6,824,351
Chief Executive Officer	2017	1,375,000	—	5,000,000		432,491		6,807,491
	2016	1,200,000	—	5,000,000		337,331		6,537,331

Robert H. Kurnick, Jr.	2018	800,000	—	1,000,000	(2)	162,890	(4)	1,962,890
President	2017	787,500	—	1,000,000		164,130		1,951,630
	2016	700,000	—	1,000,000		153,065		1,853,065

J.D. Carlson	2018	547,917	350,000	825,000	(2)	66,223	(5)	1,789,140
Executive Vice President & Chief	2017	522,917	300,000	200,000		70,222		1,093,139
Financial Officer	2016	475,000	265,000	180,550		60,974		981,524

Bud Denker	2018	547,917	350,000	825,000	(2)	24,166	(6)	1,747,083
Executive Vice President — Human	2017	523,958	300,000	200,000		18,423		1,042,381
Resources	2016	500,000	265,000	180,550		15,088		960,638

Shane M. Spradlin	2018	547,917	350,000	825,000	(2)	76,500	(7)	1,799,417
Executive Vice President, General	2017	523,958	300,000	295,001		74,809		1,193,768
Counsel & Secretary	2016	500,000	265,000	270,825		74,148		1,109,973
(1)
These amounts represent the grant date fair value of the restricted stock awards that we granted during 2018 under our 2015 Equity Incentive Plan, computed in accordance with FASB ASC Topic 718. Additional assumptions used in the calculation of the amounts in this column are included in footnote 14 to our audited financial statements for the year ended December 31, 2018 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

(2)
For Messrs. Kurnick and Penske, these amounts represent the target amount for a performance based award issued in February 2018 described below. For Messrs. Carlson, Denker and Spradlin, these amounts represent two years of awards: the target amount for a performance based award issued in February 2018 described below, and discretionary shares issued in February 2018. The threshold payouts (50% of target), target payouts (100% of target) and maximum payouts (150% of target) for the performance based awards are each set forth in the table below, along with the achievement amount, which was ultimately paid in shares of restricted stock in February 2019.

  2018 Long Term Incentive Award Amounts

Name and Principal Position	Threshold ($)	Target ($)	Maximum ($)	Achievement ($)

Roger S. Penske	2,500,000	5,000,000	$7,500,000	$5,100,000
Chief Executive Officer

Robert H. Kurnick, Jr.	500,000	1,000,000	$1,500,000	$1,020,000
President

J.D. Carlson	250,000	500,000	750,000	$510,000
Executive Vice President & Chief Financial Officer

Bud Denker	250,000	500,000	750,000	$510,000
Executive Vice President — Human Resources

Shane M. Spradlin	250,000	500,000	750,000	$510,000
Executive Vice President, General Counsel & Secretary
(3)
Consists of $374,351 of dividends on unvested restricted stock awards and $50,000 in charitable donations pursuant to our director charitable matching program.

(4)
Represents $37,670 for an automobile allowance, $50,000 in charitable donations pursuant to our director charitable matching program and $75,220 in dividends on unvested restricted stock awards.

(5)
Represents $27,600 for an automobile allowance, matching funds under our U.S. 401(k) plan, company-sponsored life insurance, company-sponsored lunch program, personal use of sporting event tickets, $25,676 in dividends on unvested restricted stock awards, and a tax allowance of $2,519.

(6)
Consists of spousal travel costs, dividends on unvested restricted stock and a tax allowance of $749.

(7)
Represents an automobile allowance, company-sponsored life insurance, matching funds under our U.S. 401(k) plan, company-sponsored lunch program, payments for a country club membership, personal use of sporting event tickets, $31,883 in dividends on unvested restricted stock and a tax allowance of $2,747.

Grants of Plan-Based Awards in 2018

	Estimated Future Payouts under Equity Incentive Plan Awards(1)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards ($)(2)

Roger S. Penske	2/13/2018	2,500,000	5,000,000	$7,500,000		$5,000,000
Chief Executive Officer	2/13/2018				74,434	3,450,000

Robert H. Kurnick, Jr.	2/13/2018	500,000	1,000,000	$1,500,000		1,000,000
President	2/13/2018				14,887	690,000

J.D. Carlson	2/13/2018	250,000	500,000	750,000		500,000
Executive Vice President & Chief Financial Officer	2/13/2018				6,761	325,000

Bud Denker	2/13/2018	250,000	500,000	750,000		500,000
Executive Vice President — Human Resources	2/13/2018				6,761	325,000

Shane M. Spradlin	2/13/2018	250,000	500,000	750,000		500,000
Executive Vice President, General Counsel & Sec.	2/13/2018				6,761	325,000
(1)
These columns show the threshold, target, and maximum award values, denominated in dollars, for the awards granted under our 2018 Long Term Incentive Plan described above under the heading "2018 Long Term Incentive Awards." While these awards are denominated in dollars in the table, they were paid out in shares of restricted stock in 2019.

(2)
Computed in accordance with ASC 718.

Outstanding Equity Awards at 2018 Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(1)

Roger S. Penske	344,730	(2)	$13,899,514
Chief Executive Officer
Robert H. Kurnick, Jr.	68,809	(3)	$2,774,379
President
J.D. Carlson	28,047	(4)	$1,130,855
Executive Vice President & Chief Financial Officer
Bud Denker	26,297	(5)	$1,060,295
Executive Vice President — Human Resources
Shane M. Spradlin	31,356	(6)	$1,264,274
Executive Vice President, General Counsel & Secretary

(1) Market value is based upon the closing price of our common stock on December 31, 2018 ($40.32).
(2) These restricted shares vest as follows:
June 1, 2019 – 74,142	June 1, 2022 – 58,725
June 1, 2020 – 83,529	June 1, 2023 – 53,772
June 1, 2021 – 74,562
(3) These restricted shares vest as follows:
June 1, 2019 – 14,691	June 1, 2022 – 11,745
June 1, 2020 – 16,705	June 1, 2023 – 10,755
June 1, 2021 – 14,913
(4) These restricted shares vest as follows:
June 1, 2019 – 6,343	June 1, 2022 – 5,532
June 1, 2020 – 5,899	June 1, 2023 – 5,377
June 1, 2021 – 4,896
(5) These restricted shares vest as follows:
June 1, 2019 – 4,593	June 1, 2022 – 5,532
June 1, 2020 – 5,899	June 1, 2023 – 5,377
June 1, 2021 – 4,896
(6) The restricted shares vest as follows:
June 1, 2019 – 7,118	June 1, 2022 – 5,532
June 1, 2020 – 7,516	June 1, 2023 – 5,377
June 1, 2021 – 5,813

 Option Exercises and Stock Vested During 2018

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Roger S. Penske	91,092	$4,427,071
Chief Executive Officer
Robert H. Kurnick, Jr.	19,008	923,789
President
J.D. Carlson	4,954	240,764
Executive Vice President & Chief Financial Officer
Bud Denker	3,879	188,519
Executive Vice President — Human Resources
Shane M. Spradlin	7,140	347,004
Executive Vice President, General Counsel & Secretary

Nonqualified Deferred Compensation

The Penske Automotive Group, Inc. Deferred Compensation Plan ("DCP") allows qualifying individuals, including our named executive officers, to defer on a pre-tax basis up to 50% of their base salary and/or up to 100% of their annual bonus until their retirement or separation from the Company. The deferred assets are held in a rabbi trust and are invested on behalf of the participants in investments managed by Canadian Imperial Bank of Commerce (CIBC). In the event of termination of employment, all balances would be paid in either a lump sum or up to ten annual installments, according to the employee's prior election. We do not provide any matching contributions and we do not guarantee a minimum return on these amounts. All gains and losses shown in the table below resulted from the investments managed by CIBC.

We believe the DCP is an important tool for recruiting key employees and assists in employee retention. The table below reflects the contributions, earnings, withdrawals and distributions during 2018, and the account balances as of December 31, 2018 for each named executive officer under the DCP.

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(3)

Roger S. Penske	—	—	—	—	—
Chief Executive Officer
Robert H. Kurnick, Jr.	—	—	—	—	—
President
J.D. Carlson	$618,021	—	$(9,722)	—	$608,299
EVP & Chief Financial Officer
Bud Denker	—	—	—	—	—
EVP — Human Resources
Shane M. Spradlin	$187,174	—	$(2,983)	—	$184,191
EVP, General Counsel & Secretary
(1)
The full amounts in this column were previously reported in the "Salary" and "Bonus" columns of the Summary Compensation Table

(2)
The amounts in this column were not reported as compensation in the Summary Compensation Table.

(3)
No portion of the amount shown in this column has been shown in the Summary Compensation Table in years prior to 2018.

Pension Benefits and Nonqualified Deferred Compensation

Our executive officers are not eligible to participate in any defined benefit compensation plans. The Penske Automotive Group, Inc. Deferred Compensation Plan ("DCP") discussed above allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. For a more detailed discussion of the DCP, please see the section entitled "Executive Compensation — Nonqualified Deferred Compensation."

"Golden Parachutes" or Termination/Change in Control Payments

None of our current named executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation. With respect to a change in control, none of our current named executive officers have been guaranteed any change of control payments, however, our outstanding restricted stock grants provide that in the event of a change of control the award will vest. Based on a closing stock price of $42.38 on March12, 2019, the following number of shares would vest assuming a change of control occurred on that date: Roger Penske 344,730 shares ($14,609,657), Robert Kurnick 68,809 shares ($2,916,125), Shane Spradlin 31,356 shares ($1,328,867), J.D. Carlson 28,047 shares ($1,188,632) and Bud Denker 26,297 shares ($1,114,467).

CEO Pay Ratio.     As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable SEC rules, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Roger S. Penske, our Chief Executive Officer. For the year ended December 31, 2018:

•
the estimated median of the annual total compensation of our employees other than Mr. Penske, was $40,720; and
•
the annual total compensation of Mr. Penske described elsewhere in this Proxy Statement was $6,824,351.

Based on this information, the ratio of the annual total compensation of Mr. Penske to the median of the annual total compensation of all employees was estimated to be 168 to 1.

Pursuant to SEC rules, we are permitted to calculate our CEO pay ratio for the year ended December 31, 2018 using the same median employee that we identified in 2017 because we do not believe that there have been any changes to our employee population or employee compensation arrangements during 2018 that would have a significant impact on our pay ratio disclosure. However, due to changes in the annual compensation of the median employee that we identified in 2017, we believe that using such individual as our median employee for 2018 would result in a significant change to our pay ratio. As a result, and as permitted by SEC guidance, we substituted a different employee whose 2017 compensation was substantially similar to that of our 2017 median employee to be our median employee for purposes of calculating our ratio for 2018.

We identified our median employee in 2017 as of December 31, 2017, when our worldwide employee population consisted of approximately 26,300 individuals. In identifying the median employee, we excluded from our employee population all of the employees in the following jurisdictions as permitted by SEC rules and interpretations based on the small number of employees located in each: Canada (219), New Zealand (85) and Italy (535). To identify our 2017 median employee from our employee population, we then compared the amount of U.S. gross taxable wages or equivalent foreign metric of our employees as reflected in our payroll records. The individual that we selected to be our 2018 median employee had gross taxable wages (or the foreign equivalent) in 2017 that was substantially similar to our 2017 median employee.

We combined all of the elements of such employee's compensation for 2018 in accordance with the SEC's requirements, resulting in annual total compensation of $40,720. With respect to the annual total compensation of Mr. Penske, we used the amount reported in the "Total" column of our 2018 Summary Compensation Table included in this Proxy Statement.

Director Compensation

The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive certain compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Although all of our directors are eligible for our charitable donation matching program discussed below, only those directors who are not our employees are eligible for director compensation.

Annual Fee and Stock Award.     Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000. Beginning in 2018, the Lead Director received an additional $50,000 up from $25,000 in 2017 and committee chairs received an additional $10,000, up from $5,000 in 2017. These increases were based largely on our annual peer benchmarking of director fees. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the fourth quarter of the year of service). Our non-employee directors also receive an annual grant of 4,000 shares of stock.

Option to Defer Receipt until Termination of Board Service.     Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director's account on the date dividends are paid. All cash fees deferred are held in our general funds, and interest on such deferred fees is credited to the director's account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.

Charitable Donation Matching Program.     All directors are eligible to participate in a charitable matching gift program. Under this program, in 2018 we matched up to $50,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for matching contributions paid by us.

Other Amounts.     As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, including the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. Beginning in 2018, for any director who declines the use of a company-sponsored vehicle, we provided a $20,000 cash payment in lieu of the company-sponsored vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors' work is done outside of formal meetings, we do not pay meeting fees.

 2018 Director Compensation Table

Our directors serving in 2018 who were also our employees (Messrs. Kurnick, Penske, Sasaki and Yamanaka) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	All Other Compensation(3)	Total

John D. Barr	$45,000		$158,200	$185,836	$389,036
Lisa A. Davis	40,000		158,200	41,830	240,030
Wolfgang Dürheimer	26,667	(4)	158,200	6,861	191,728
Michael R. Eisenson	40,000		158,200	72,995	271,195
William J. Lovejoy	13,260	(4)	—	109,136	122,396
Kimberly J. McWaters	55,000		158,200	68,413	281,613
Lucio A. Noto	13,260	(4)	—	109,402	122,662
Roger S. Penske, Jr.	60,000	(5)	158,200	50,000	268,200
Sandra A. Pierce	40,000		158,200	78,426	276,626
Greg C. Smith	75,000	(5)	158,200	50,000	283,200
Ronald G. Steinhart	45,000		158,200	74,096	277,296
H. Brian Thompson	75,000		158,200	62,078	295,278
  (1)
  Messrs. Lovejoy and Noto, Ms. Davis and Ms. Pierce elected to receive equity in lieu of a cash retainer for 2018. Mr. Thompson elected to receive 50% of his retainer in equity in 2018.

  (2)
  These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2015 Equity Incentive Plan, and excludes the amount of any equity compensation received in lieu of cash noted in footnote one.

  (3)
  See the following table for a description of these amounts and other information.

  (4)
  Reflects payment for a partial year of service on the Board.

  (5)
  Includes $20,000 in lieu of a company sponsored vehicle.

Director Other Compensation

Name	Company Sponsored Vehicle(1)		Charitable Match	Other		Total	Deferred Stock Units at 12/31/18

John D. Barr	$135,836		$50,000	—		$185,836	32,673
Lisa A. Davis	40,372		—	$1,458	(3)	41,830	9,705
Wolfgang Dürheimer	6,861		—	—		6,861	4,000
Michael R. Eisenson	22,995		50,000	—		72,995	—
William J. Lovejoy	32,396		50,000	26,740	(4)	109,136	77,753
Kimberly J. McWaters	38,413		30,000	—		68,413	35,083
Lucio A. Noto	32,662		50,000	26,740	(4)	109,402	54,506
Roger S. Penske, Jr.	—	(2)	50,000	—		50,000	8,123
Sandra A. Pierce	28,426		50,000	—		78,426	7,100
Greg C. Smith	—	(2)	50,000	—		50,000	8,123
Ronald G. Steinhart	23,233		50,000	863	(3)	74,096	—
H. Brian Thompson	12,078		50,000	—		62,078	—
(1)
Represents vehicle depreciation, insurance costs, maintenance costs and, if applicable, disposal costs on sale of vehicle.

(2)
This director elected to receive $20,000 in lieu of a company sponsored vehicle.

(3)
Spousal travel.

(4)
Payment for acting as a director advisor, subsequent to Board service.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 12, 2019 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

"Beneficial ownership" is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares, including shares of restricted but unvested stock. The percentage of ownership is based on 84,138,506 shares of our common stock outstanding on March 12, 2019. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

Name of Beneficial Owner	Economic Ownership(1)	Beneficial Ownership(2)		Percent

Principal Stockholders
Penske Corporation(3)	34,181,121	34,181,121		40.6%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	13,322,205	13,322,205		15.8%
1-3, Marunouchi, 1-Chome, Chiyoda-ku, Tokyo, Japan 100-8631

Current Directors and Nominees
John D. Barr	50,954	18,000		*
Lisa A. Davis	9,789	0		*
Wolfgang Dürheimer	4,034	0		*
Michael R. Eisenson	75,657	75,657		*
Robert H. Kurnick, Jr.(5)	104,621	104,621		*
Kimberly J. McWaters	49,309	13,924		*
Roger S. Penske(6)	35,362,902	35,362,902		42.0%
Roger S. Penske, Jr.	9,787	1,594	(7)	*
Sandra A. Pierce	30,311	23,150	(8)	*
Greg C. Smith	8,193	0		*
Ronald G. Steinhart	55,100	55,100		*
H. Brian Thompson	97,976	97,976		*
Masashi Yamanaka	0	0		*

Officers Who Are Not Directors
J.D. Carlson(5)	40,298	40,298		*
Bud Denker(5)	38,144	38,144		*
Shane M. Spradlin(5)	53,441	53,441		*
All directors and executive officers (16 persons)	35,990,516	35,884,807		42.6%
  *
  Less than 1%

  (1)
  Economic Ownership is defined as "Beneficial Ownership" (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

  (2)
  Pursuant to the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if such person has the right to acquire such shares within 60 days or directly or indirectly has or shares the power to vote or dispose of such shares.

  (3)
  Penske Corporation is the beneficial owner of these shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under "Certain Relationships and Related Party Transactions." If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 47,503,326 shares or 56.5%.

  (4)
  Represents 2,664,042 shares held by Mitsui & Co., (U.S.A.), Inc. and 10,658,163 shares held by Mitsui & Co., Ltd.

  (5)
  Includes for Mr. Kurnick, 68,809 shares of restricted stock, for Mr. Carlson, 28,047 shares of restricted stock, for Mr. Denker, 26,297 shares of restricted stock, and for Mr. Spradlin, 31,356 shares of restricted stock.

  (6)
  Includes the 34,181,121 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chair and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under "Certain Relationships and Related Party Transactions." If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 48,685,107 shares or 57.9%. In addition, Mr. Penske has shared voting power with respect to 507,556 of these shares. These figures include 344,730 shares of restricted stock.

  (7)
  Mr. Penske, Jr. has shared voting power with respect to these shares.

  (8)
  Ms. Pierce has shared voting power with respect to these shares.

Related Party Transactions

Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 must be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year's transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.

Stockholders Agreement.     Entities affiliated with Roger S. Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, "Mitsui"), Penske Corporation and Penske Automotive Holdings Corp. (collectively the "Penske companies").

Pursuant to the stockholders agreement, the Penske companies agreed to vote their shares for up to two directors who are representatives of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to "tag along" by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. On March 27, 2018, the Penske companies and Mitsui entered into a letter agreement, pursuant to which the parties amended certain provisions of the Stockholders Agreement to extend the term by six years through March 26, 2030, or earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

On December 12, 2018, we entered into an agreement with Mitsui to renew Mitsui's right to (1) an observer at all of our Board of Directors meetings so long as Mitsui owns at least 2.5% of our outstanding common stock, and (2) appoint a senior executive so long as Mitsui owns at least 10% of our outstanding common stock.

Registration Rights Agreements.     Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

Other Related Party Interests.     Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of certain investment vehicles of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Roger S. Penske, Jr., Roger Penske's son, is one of our directors. Robert Kurnick, our President and a Director, is also the Vice Chair and a Director of Penske Corporation. Mr. Denker, our Executive Vice President — Human Resources is the President of Penske Corporation. Mr. Eisenson, one of our directors, is a director of Penske Corporation. In 2018, we were reimbursed approximately four percent of the base salary of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation affiliates. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Lucio A. Noto, one of our former directors and a Director Advisor, is an investor in Transportation Resource Partners.

Penske Truck Leasing.     We own an approximately 28.9% interest in Penske Truck Leasing Co., L.P. ("PTL"), a leading provider of transportation services and supply chain management. PTL is capable of meeting customers' needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistics services such as dedicated contract carriage, distribution center management, transportation management and lead logistics provider. PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30% by affiliates of Mitsui & Co., Ltd.

The PTL partnership agreement, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest. In addition, the partnership has a six member advisory committee and we are entitled to one of the representatives serving on the advisory committee. We have the right to pro rata quarterly distributions equal to 50% of PTL's consolidated net income and we expect to realize significant cash tax savings.

We may transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner. We and Penske Corporation have previously agreed that (1) in the event of any transfer by Penske Corporation of their partnership interests to a third party, we will be entitled to "tag-along" by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) Penske Corporation is entitled to a right of first refusal in the event of any transfer of our partnership interests, subject to the terms of the partnership agreement. Additionally, PTL has agreed to indemnify the general partner for any actions in connection with managing PTL, except those taken in bad faith or in violation of the partnership agreement.

The partnership agreement allows Penske Corporation to give notice to require PTL to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and, beginning in 2025, we and Mitsui continue to have a similar right to require PTL to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable. A portion of our existing PTL ownership interests were previously held through a limited liability company, LJVP Holdings LLC ("Holdings"). In March 2018, we redeemed our interests in Holdings for equivalent interests in PTL directly.

In 2018, we received $63.2 million from PTL in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation. In 2018, our subsidiary operating retail commercial truck dealerships, Premier Truck Group, assisted in providing customer financing arrangements at several PTL used truck sales centers in the United States and Canada. In 2018, we received $1.9 million for providing these services.

Our Australian subsidiary, Penske Transportation Group International owns a 28.33% interest in a joint venture with a PTL subsidiary to lease trucks in Australia and New Zealand. The joint venture combines our sales expertise in Australia with PTL's truck leasing experience. We continue to be party to a stockholder's agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.

Other Transactions.     From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, shared employee expenses and payments relating to the use of aircraft from Penske Aviation, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider's cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $6.0 million paid by us in 2018.

In June 2008, RP Automotive, an affiliate of Mr. Penske, Jr., purchased two of our subsidiaries operating six franchises in California. In connection with these transactions, the former subsidiaries continue to lease certain fixed assets from us. One of the leases has a term expiring in December 2037 with annual rent of $289,000 per year (or $5.5 million over the remaining period), and the second lease has a term expiring in February 2027 with annual rent of $219,000 per year (or $1.8 million over the remaining period).

We entered into a license agreement with an affiliate of Penske Corporation for a license of the "Penske Automotive" name. This agreement provides us with a perpetual license of the name "Penske Automotive" and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding common stock and we adhere to the other terms of the license agreement. In 2017, we entered into a two-year marketing arrangement with an affiliate of Jay Penske, Roger S. Penske's son, under which we agreed to incur approximately $600,000 for marketing and subscription services over the two-year period, $263,000 of which was payable in 2018.

From time to time, we enter into arrangements with Penske Truck Leasing and/or other Penske Corporation affiliates and third party vendors in order to achieve the benefits of scale or synergy opportunities as between the companies. These arrangements are reviewed by the Board in accordance with our policy noted above. For example, we aggregate several Penske entities in connection with sourcing certain telecommunications services to achieve the benefits of scale.

On March 27, 2018, we repurchased 1,133,016 shares of our outstanding common stock from Mitsui for $50.0 million, or $44.13 per share, under our securities repurchase program approved by our Board of Directors.

Our officers, directors and their affiliates periodically purchase, lease or sell vehicles and parts from us or PTL at fair market value. This includes purchases and sales of trucks, logistics and other services and parts as between our subsidiaries and those of PTL (principally consisting of purchases of $15.8 million of trucks and parts by PTL from our PTG subsidiaries, and purchases of $3.2 million of used trucks by PTG from PTL).

Additionally, we hire service technicians who have graduated from Universal Technical Institute ("UTI"), a provider of technical education, whose Chief Executive Officer, Kimberly McWaters, is one of our directors. We generally make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers.

Mr. Sasaki, one of our former directors, received $359,684 in total compensation relating to his service as Senior Vice President — International Business Development, including a tax allowance of $12,700 relating to $46,984 of non-cash compensation. Mr. Sasaki is an employee of Mitsui & Co., Ltd. To the extent his salary exceeded or was less than an amount set annually by Mitsui, he made or received payments to/from Mitsui intended to mitigate the effect of exchange rate changes.

On December 12, 2018, we entered into a Services Agreement with Mitsui under which Mitsui employee Masashi Yamanaka, one of our directors, assisted the Company in strategic development of business opportunities and relationships in transportation related industries and the evaluation of new technologies in the automotive and trucking sectors. From January 9, 2019, to February 28, 2019, we paid a fee of $49,583 for these services. Beginning March 1, 2019, Mr. Yamanaka was appointed our Executive Vice President, Strategic Relationship Management for which he is to be paid an annual salary of $350,000.

Ms. Pierce is a Senior Executive Vice President of Huntington Bank. In 2018, Huntington Bank purchased $71.6 million in automotive contracts from us, representing 2,997 vehicles.

An entity (the "Investor") controlled by Lucio A. Noto owns a 20% interest in one of our subsidiaries, UAG Connecticut I, LLC ("UAG"), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG. This agreement also provides the Investor with the right to appoint one of three directors, as well as "tag-along rights" in the event we intend to sell our interest in UAG. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG with working capital and other debt financing. UAG makes periodic pro rata distributions, pursuant to which the Investor was paid $736,998 during 2018.

A separate entity controlled by Mr. Noto (the "Additional Investor"), owns a 20% interest in our subsidiary that owns Mercedes-Benz of Greenwich. From time to time, we provide Mercedes-Benz of Greenwich with working capital and other debt financing and expect to make periodic pro rata distributions from Mercedes-Benz of Greenwich to the Additional Investor which totaled $167,164 in 2018. We have entered into an operating agreement that provides rights and obligations similar as those described above with respect to UAG.

Mr. Noto also has an indirect ownership interest in Putnam Leasing Company, which is a provider of leasing for premium vehicles. In 2018, Putnam Leasing purchased $7.1 million in automotive contracts from us, representing 36 vehicles, to offer leasing to our customers.

Information about Attending the Meeting

2019 Annual Meeting of Stockholders

8:00 a.m. Eastern Daylight Time, May 9, 2019
Penske Automotive Group
2555 Telegraph Road
Bloomfield Hills, Michigan 48302

Voting in Person at the Meeting

We encourage you to submit proxies in advance by telephone, by Internet or by mail. You may also vote in person at the annual meeting instead, or may execute a proxy designating a representative to vote for you at the meeting. If your shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Admission

You will be asked to verify proof of ownership of our stock before being admitted to our annual meeting. If you hold shares indirectly through a bank or brokerage firm, please bring a recent statement to verify your ownership. We reserve the right to deny admission to anyone who cannot verify he or she is one of our stockholders. Cameras and recording devices will not be permitted.

Proxies are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.

We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2018 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).

Dated: March 19, 2019

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Eastern Daylight Time, on May 8, 2019. Online Go to www.envisionreports.com/pag or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/pag Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - John D. Barr 02 - Lisa Davis 03 - Wolfgang Dürheimer 04 - Michael R. Eisenson 05 - Robert H. Kurnick, Jr. 06 - Kimberly J. McWaters 07 - Roger S. Penske 08 - Roger S. Penske, Jr. 09 - Sandra E. Pierce 10 - Greg C. Smith 11 - Ronald G. Steinhart 12 - H. Brian Thompson 13 - Masashi Yamanaka ForAgainst Abstain ForAgainst Abstain 2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditing firm for the year ending December 31, 2019. 3. Approval, by non-binding vote, of executive compensation. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 02ZT8B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Proposals — The Board of Directors recommends that you vote FOR the following proposals: Annual Meeting Proxy Card

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/pag IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 9, 2019 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof. THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR RATIFICATION OF OUR AUDITORS, FOR APPROVAL OF OUR EXECUTIVE COMPENSATION, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Non-Voting Items Proxy — Penske Automotive Group, Inc.